Exhibit 10.1

B. John Lindeman

609 Longchamps Drive

Devon, PA 19333

November 11, 2025

Dear John,

Congratulations! The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” “we” or “our”) is very excited to extend this offer to have you join the Calavo family of Fresh Foods! This is the formal offer outlining the terms of this employment offer. We are confident that your talents, experience and leadership will complement our core values of Quality, Teamwork, Good Citizenship and Respect for others while enhancing our strategic plans and operational efficiency.

In this full-time position of Chief Executive Officer (CEO), your principal location will be based out of 1141 Cummings Rd, Santa Paula, CA 93060. You shall also continue to serve as a member of the Board. We have agreed to a tentative start date of December 8, 2025, subject to execution of this letter agreement on or around November 11, 2025. The position and related duties are intended to be broad and are subject to modification at the sole discretion of the Board or as may be set forth in any employee handbook or published company policies. This offer is contingent upon successful completion of a pre-employment background check.

You and Calavo each have the right to terminate your employment at any time, with or without prior notice, and with or without cause and for any reason or for no specified reason, subject to the terms of this offer letter. Except as provided herein, the terms of your employment shall be governed by Calavo’s employee handbook and published company policies, including but not limited to Calavo’s Insider Trading Policy, Clawback Policy, and Code of Business Conduct and Ethics.

POSITION AND DUTIES

Your duties, responsibilities and authority shall consist of the duties of CEO, as determined by the Board; provided that you shall be the senior-most executive of Calavo and shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies consistent with your position as Chief Executive Officer.

COMPENSATION.

Annual Salary: Your annual salary as CEO will be $800,000. You will be paid bi-weekly less any regulated or authorized deductions paid on Fridays.

Annual Bonus: There is an annual bonus potential of between 50% and 200% of your base salary, subject to the achievement of various financial targets as determined by the Board. Any bonus payout will be one lump sum payment, less applicable deductions and withholdings. To earn and be eligible for a bonus for any year, you must be employed by Calavo on the date the bonus is paid.

Equity: As CEO you will be awarded (i) Calavo stock options to purchase 25,000 shares of Calavo common stock, with an exercise price equal to the closing price of Calavo’s common stock on your commencement date as CEO and (ii) a restricted stock award of Calavo common stock for such number of shares equal to $500,000 divided by the closing price of Calavo’s common stock on the business day immediately preceding your commencement date as CEO. Such awards will be fully vested. In addition, you will receive an additional stock option to purchase 75,000 shares of Calavo common stock that will vest in three equal annual installments, with the first installment to vest on the first anniversary of the commencement date and with the remainder of the shares to vest in equal installments on the next two anniversaries of the commencement date, subject to the requirement that you must be employed with Calavo on each such date. Any future grants of equity will be part of a performance and retention based long-term incentive plan (LTIP) to be designed in the future.

Benefits: You are eligible to participate in benefits programs in accordance with company policies. Eligibility begins on the first of the month following one month of employment. Calavo offers:

•	Comprehensive, high-quality medical plan options that include prescription drug coverage along with dental coverage options and company sponsored vision coverage.
•	Company sponsored Basic Life Insurance, Accidental Death & Dismemberment (AD&D) & Long-Term disability and the option to purchase additional Voluntary Life and AD&D insurance.
•	Employee Assistance Program (EAP)
•	FSA plans – Medical & Dependent Care
•	401k with a company match equal to 3%, 3.5% match to a 4% contribution, and 4% match to a 5% or greater contribution.

Relocation Expenses. You shall receive a single up-front moving allowance on the first payroll period following your agreed-upon start date in the amount of $450,000 to assist in your relocation to a location closer to the Calavo Corporate offices in California, provided however that you will return (i) $150,000 of this sum if you do not move to California or if you voluntarily leave your employment without Good Reason before the first anniversary of the commencement date, or (ii) $75,000 of this sum if you voluntarily leave your employment without Good Reason on or after the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date. There will be no further expense reimbursement associated with establishing a primary residence in California beyond this $450,000 payment.

Vacation accrues at a rate of 6.153 hours each pay period with a max accrual of 320 hrs.

Floating Holiday: 16.0 hours will be added after 60 days of employment.

Sick leave accrues at a rate of 3.076 hours each pay period to a max of 80 hours per year pursuant to the Calavo sick leave policy which satisfies or exceeds the accrual, carryover, and use requirements of CA Labor Code 246.

This letter provides general information about the company’s benefit plans. The plans are subject to the terms set forth in official plan documents. The company reserves the right to amend or terminate any benefit plan at any time.

Additional Terms of Employment

Calavo Board Member: Your current retainer and equity compensation for serving on the Calavo Board will be pro-rated to your first day as Calavo’s CEO. After that, you will remain on the Board as an unpaid member.

Outside Board Service: You may also serve on the Calavo Board of Directors of one for-profit entity only with the prior written consent of the Board and the Board has consented to your continued service on the Board of Directors of Utz Brands, Inc., and you shall be entitled to receive and retain compensation from such permitted outside activities, including, without limitation, for-profit board service.

Indemnification: It is agreed that you shall enter into the Employer’s form of indemnification agreement that is provided to members of the Board of Directors and Calavo’s executive officers. Calavo will maintain coverage for you under a directors and officers liability insurance policy.

Severance: Should you resign for Good Reason or your employment is terminated by Calavo without Good Cause, and such resignation or termination is not in connection with a Change in Control as defined in Section 13(i) of Calavo’s 2020 Equity Incentive Plan (a “Change in Control”), you will be entitled to one year of your then current annual base salary provided that you execute a release in a form acceptable to Calavo.

Good Cause: For purposes of this offer letter, “Good Cause” means: (1) willful misconduct that has a material adverse effect on Calavo and continues for a period of at least ten (10) days after written notice of such misconduct is given; (2) your willful refusal to attempt to follow any proper written direction of the Board of Directors unless you have a good faith reason to believe that such direction is illegal or is a violation of Calavo’s rules, regulations and/or policies, which refusal shall continue for a period of at least ten days after written notice of such refusal is given by the Calavo to you; (3) the substantial and continuing refusal by you to attempt to perform your duties required under this offer letter which has continued for ten days after written notice of demand for performance of such duties; (4) your conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than a felony involving a traffic violation); (5) your theft, embezzlement or other criminal misappropriation of funds from Calavo; or (6) your willful breach of any other material provision of this offer letter or Calavo’s Employee Handbook, Insider Trading Policy or Code of Business Conduct and Ethics and such willful and material breach continues for at least ten (10) days after written notice specifying the breach if such breach is curable. For purposes hereof, an act, or a failure to act, shall not be deemed willful or intentional, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of Calavo. Furthermore, any action or inaction taken by you based upon your reasonable reliance on advice of counsel to Calavo or the direction of the Board shall not form the basis for Cause. Notwithstanding the foregoing, Calavo shall be deemed to have terminated your employment for Good Cause only if Calavo terminates your employment within sixty (60) days after the occurrence of the event described in this paragraph.

Good Reason: For purposes of this offer letter, “Good Reason” means the occurrence, without your written consent, of any of the following: (1) any requirement (whether as a result of change in duties or otherwise) that you perform the majority of your hours of employment more than 35 miles from Calavo’s Corporate Headquarters, if Calavo fails to remedy such change within thirty days after written notice is given by you to the Board; (2) any reduction in base salary; (3) any reduction in your title, or any material reduction in your duties, responsibilities or authority, which is not cured within thirty (30) days after written notice given by you to the Board; (4) any breach by Calavo of any material provision of this offer letter, which breach is not cured by Calavo within thirty days after written notice of such breach is given by you to the Board; or (5) the failure of any successor to Calavo (whether direct or indirect or whether by merger, acquisition of assets, consolidation or otherwise) to assume in a writing delivered to you the obligations of Calavo under this Offer Letter within ten days after you provide the successor to Calavo with written notice of your desire to receive such agreement. Notwithstanding the foregoing, you shall be deemed to have terminated your employment for Good Reason only if you terminate your employment within sixty days after the occurrence of the event described in this paragraph.

Change in Control: In the event that there is a Change in Control, during your employment, then the effect upon any compensation paid to you under the 2020 Equity Incentive Plan shall be governed in accordance with section 9(c) of the 2020 Equity Incentive Plan. Your Change in Control benefits will also include one year base salary and a bonus of 200% of your base salary. In addition, upon the consummation of a Change in Control you will not be required to repay any Relocation Expenses to the Company.

Withholding: All Base Salary, Annual Bonuses and other payments to be made to you are subject to customary and applicable deductions and withholdings, including, without limitation, for federal and state taxes, FICA, Medicaid and other customary payroll activities.

Clawback Provisions: Any incentive-based compensation, or any other compensation, paid to you is subject to recovery under any law, government regulation or stock exchange listing requirement, or which is subject to recovery under any clawback policy adopted by Calavo that is applicable to its executive officers, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or pursuant to Calavo’s clawback policy. Calavo will make any determination for clawback or recovery in accordance with its determination of any applicable law or regulation and based upon its review of any clawback policy adopted by Calavo.

To meet California DLSE-NTE notice requirements. Our Workers’ Compensation carrier is Arch Insurance Company, Policy # ZAWCI9406605 located at (LWP) PO Box 349016 Sacramento, CA 95834-9016.

Confidentiality: At no time either during employment or after termination of employment are you permitted for any reason, to use or disclose to any person, directly or indirectly, any confidential or proprietary information concerning the business of Calavo. This shall include, without limitation, any business secret, trade secret, financial information, software, internal procedure, business plan, marketing plan, pricing strategy or policy or customer list, except to the extent that such use or disclosure is (1) in connection with the good faith performance of the your duties during your period of employment; (2) required by an order of a court of competent jurisdiction, or (3) authorized in writing by Calavo’s Chairman of the Board of Directors or a Calavo board member.

Section 280G: Notwithstanding any other provision of this offer letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Calavo or its affiliates to you pursuant to the terms of this offer letter (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section entitled “Section 280G” be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) for the first year after the date of this offer letter, non-cash payments shall be reduced before cash payments; (B) after the one-year anniversary of this offer letter, cash payments will be reduced before non-cash payments; and (C) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Section 409A: For purposes of this offer letter, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”).  Notwithstanding anything else provided herein, to the extent any payments provided under this letter in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from Calavo or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.  To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.  To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Miscellaneous. This offer letter forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not eligible for any other form of compensation or benefits as part of your continued employment, except as expressly set forth in this offer letter, including without limitation under any prior offer letter agreement or severance benefits agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this offer letter, require a written modification approved by you and the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this offer letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Any waiver of a breach of this offer letter, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This offer letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

The team is excited to have you and is ready to assist with the transition on your first day. To acknowledge your acceptance of the above stated terms and conditions of employment, please sign this letter in the space provided below, and return a signed copy at your earliest convenience to Kathleen Holmgren (kholmgren5@gmail.com) or Steve Hollister (steve@rockingspade.com) via email.

CALAVO GROWERS, INC.

/s/ Steven W. Hollister
Steven W. Hollister
Compensation Committee Chair

/s/ Kathleen M. Holmgren
Kathleen M. Holmgren
Chair of the Board of Directors

Accepted on November 11, 2025:

/s/ B. John Lindeman
B. John Lindeman